Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-91160 and 333-74842) of Lawson Software, Inc. of our report dated August 23, 2002 relating to the financial statements of Armature Holdings Limited, which appears in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers
Leeds, United Kingdom
September 10, 2002